EXHIBIT 21
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                           LIST OF SUBSIDIARIES
                           --------------------


      Name of Company                                 Where Organized
      ---------------                                 ---------------

1.    AMF Merchandising Corporation                   Delaware
2.    DC Distribution, LLC                            Illinois
3.    EC Managers, Inc.                               Delaware
4.    Kaanapali Land Management Corporation           Hawaii
5.    Kaanapali Farm Services, Inc.                   Hawaii
6.    Kaanapali Realty LLC                            Delaware
7.    KCF-1, LLC                                      Hawaii
8.    KDCW, Inc.                                      Delaware
9.    KLC Holding Corp.                               Delaware
10.   KLC Land Company, LLC                           Hawaii
11.   MauiGrown Coffee Distributors, LLC              Hawaii
12.   NB Lot 2, LLC                                   Delaware
13.   NB Lot 3, LLC                                   Delaware
14.   NB Lot 4, LLC                                   Delaware
15.   Oahu Distribution, Inc.                         Hawaii
16.   Oahu MS Development Corp.                       Hawaii
17.   Oahu Sugar Company, LLC                         Hawaii
18.   Pioneer Mill Company, LLC                       Hawaii
19.   PM Land Company, LLC                            Delaware
20.   Waikele Golf Manager, LLC                       Delaware
21.   Waikele Golf Course, LLC                        Delaware
22.   WG Land, LLC                                    Delaware